Exhibit 99.1

Stillwater and Mitsubishi Enter Into an Agreement for Development of Marathon Project in Canada

Japanese Global Integrated Business Enterprise to Invest Initially $94.9 Million in Stillwater Mining Company's Marathon PGM/Copper Resources Venture

BILLINGS, MT--(Marketwire - March 28, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

Stillwater Mining Company ("Stillwater") announced today that it has entered into an agreement with Mitsubishi Corporation in which the Japanese global integrated business enterprise will acquire a 25% interest in Stillwater's Marathon PGM and copper project for approximately US$81.25 million and meet the ventures first cash call of $13.6 million for a total cash payment by Mitsubishi of $94.6 million. Mitsubishi will be responsible for funding its 25% share of operating, capital and exploration expenditures on the Marathon properties and has agreed to cooperate and support efforts to secure project financing for Marathon. Mitsubishi also will have an option to purchase up to 100% of the PGM production under a related supply agreement.

This transaction represents a natural step forward in the development of Marathon. From a financial perspective, the US$81.25 million that Mitsubishi is paying for a 25% interest in Marathon demonstrates the potential value accreting to this project as it advances toward production. Stillwater's total investment in these properties to date is about $159 million, suggesting a gain on the transaction of about $40 million, which will flow directly into equity under U.S. accounting rules governing proceeds from the sale of a minority interest.

Commenting on the Mitsubishi transaction, Frank McAllister, Stillwater's chairman and CEO, observed, "This agreement brings a world-class partner to a first-class PGM asset. The Marathon Project ranks as one of the few PGM plays in North America, and Mitsubishi's financial commitment highlights the significant potential value contained in this resource opportunity. This transaction brings to the project a strategic investment by an exceptional and globally integrated business partner and at the same time allows us to be prudent in balancing the cash requirements of our various growth projects.

"For a number of years we at Stillwater have recognized the critical need to grow and diversify the Company's production, which at present is limited to our PGM operations along the J-M Reef in Montana. Consequently we were very pleased to acquire Marathon in 2010. We recognized early on that the development of Marathon likely would require raising new capital and/or bringing in a partner. In this regard we are delighted to have the support of Mitsubishi, with whom we have a long-standing commercial relationship and already consider them a key business partner. Mitsubishi's participation adds greater certainty to Marathon in return for part ownership in the project -- a project which is now expected to see Stillwater's future PGM production increase 30% and add a portfolio diversifying component of copper. Mitsubishi's relationship with project financing sources, particularly in Japan, should also greatly benefit the project economics."

Concluding his remarks, Mr. McAllister reflected, "The Marathon Project promises to make a substantial contribution to the economy of Northern Ontario. Both the initial construction phase and subsequent mine operations should generate significant employment opportunities, critical investment, vibrant economic activity and new revenues for the peoples and the Government of Ontario. Consistent with our long-established commitment to responsible operations and partnering for environmental excellence, we intend to demonstrate safe, sustainable development and show respect for the people, communities and environment where we operate. We invite those who live in the region surrounding this project to approach us freely at any time with their concerns, so we can address them openly in a spirit of mutual consultation."

The Marathon deposit is located about 10 kilometers north of the town of Marathon, Ontario, near the north shore of Lake Superior. Stillwater acquired the property, which is an advanced-stage PGM/copper development project, in November 2010. The town of Marathon is situated on the Trans-Canada Highway about 300 kilometers east of the city of Thunder Bay. The Marathon project is currently in the environmental assessment and permitting stage. Once approved, the project would include development of an open-pit mine and milling operation with one primary pit and several smaller satellite pits. Concentrates produced at Marathon would be transported off-site to a third-party smelter and refinery for final processing. Initial projections suggest the mine would produce about 200,000 ounces of PGMs (mostly palladium) and 37 million pounds of copper per year over a mine life of about 11.5 years.

Under the Mitsubishi agreement, Stillwater will own 75% and Mitsubishi will own 25% of the Marathon properties. Closing of the transaction is expected to occur within a few weeks. Stillwater personnel will oversee the development, financing and ultimately the operation of the project. Stillwater and Mitsubishi have committed to work together in seeking project financing, which is expected to occur in due course once project approvals are in place. Preproduction capital cost of the project is currently projected to be between $550 and $650 million, with first production of PGMs and copper projected in about 2016, subject to orderly receipt of approvals. Outside of amounts provided through project financing, Stillwater and Mitsubishi will be responsible for separately funding their respective interests in the project.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:

Mike Beckstead
(406) 373-8971